Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:
Karen Mac Donald
Taubman, Director, Communications
248-258-7469
kmacdonald@taubman.com

Barbara Baker
Taubman, Vice President,
Corporate Affairs & Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN ANNOUNCES THE CLOSING OF $475 MILLION UNSECURED TERM LOAN

BLOOMFIELD HILLS, Mich., November 13, 2013 - - Taubman Centers, Inc. (NYSE: TCO) today announced the closing of a new $475 million unsecured term loan. The unsecured term loan includes an accordion feature that would increase the borrowing capacity to as much as $600 million, if fully exercised and subject to specified conditions. It will mature in February 2019 and bears interest at a range based on the company’s total leverage ratio. As of the loan closing, the leverage ratio results in a rate of LIBOR plus 1.35 percent.

“This unsecured term loan is a new form of capital for us,” said Lisa A. Payne, vice chairman and chief financial officer. “It’s low cost, flexible, and relatively long-term in nature. It works perfectly for our capital structure and slots well within our debt maturities schedule since we have no other debt maturing in 2019.”

Proceeds were used to pay off the current 5.28 percent, $305 million loan on Beverly Center (Los Angeles, Calif.). Excess proceeds, net of fees and accrued interest, of $165 million were used to pay down the company’s lines of credit. The entities that own Beverly Center, Dolphin Mall (Miami, Fla.), Fairlane Town Center (Dearborn, Mich.), Twelve Oaks Mall (Novi, Mich.) and The Shops at Willow Bend (Plano, Texas) will be guarantors under the new $475 million unsecured term loan as well as the company’s $1.1 billion revolving line of credit, and will be unencumbered assets under both loans.

The bookrunner, administrative agent, and joint lead arranger for the loan was J.P. Morgan Chase Bank, N.A. PNC Bank N.A. served as syndication agent and joint lead arranger. Wells Fargo Bank, N.A. acted as documentation agent. Ten banks in total participated in the loan.

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Taubman Announces the Closing of $475 Million Unsecured Term Loan /2

Separately, the company has entered into a forward interest rate swap agreement to reduce its exposure to interest rate fluctuations. The swap will effectively fix the interest rate on the $475 million loan to a rate of 3 percent beginning January 2, 2014 through its maturity date.

About Taubman

Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 28 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing The Mall at University Town Center in Sarasota, Fla.; The Mall of San Juan in San Juan, Puerto Rico; International Market Place in Waikiki, Honolulu, Hawaii and shopping malls in Xi’an and Zhengzhou, China and Hanam, South Korea.  Taubman Centers is headquartered in Bloomfield Hills, Mich. and Taubman Asia, the platform for Taubman Centers’ expansion into China and South Korea, is headquartered in Hong Kong.  Founded in 1950, Taubman has more than 60 years of experience in the shopping center industry.  For more information about Taubman, visit www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties.  You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

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